(9)

                         Opinion and Consent of Counsel

                        [Letterhead of Life of Virginia]




      April 23, 1998



      The Life Insurance Company of Virginia
      6610 West Broad Street
      Richmond,  VA  23230

      Gentlemen:

      With reference to Post-Effective Amendment No. 1 to Form N-4 (File Number 333-21031) filed by The Life Insurance Company of Virginia and Life of Virginia Separate Account 4 with the Securities and Exchange Commission covering single premium variable immediate annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

      1. The Life Insurance Company of Virginia is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual single premium variable immediate annuity policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

      2. Life of Virginia Separate Account 4 is a duly authorized and existing separate account established pursuant to the provisions of Section 38.2-3113 of the Code of Virginia.

      3. The single premium variable immediate annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of The Life Insurance Company of Virginia.

      I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post Effective Amendment No. 1 to the Registration Statement on Form N-4 (File Number 333-21031) and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

      Sincerely,


      /s/ J. NEIL MCMURDIE
      ----------------------
      J. Neil McMurdie
      Associate Counsel and
        Assistant Vice President
      Law Department